THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS NOTE OR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH NOTE OR SECURITIES, AS APPLICABLE, UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF HOLDER'S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

HIGH PLAINS GAS, INC.

CONVERTIBLE PROMISSORY NOTE

$3,000,000

Gillette, Wyoming

November 18, 2011

FOR VALUE RECEIVED, High Plains Gas, Inc., a Nevada corporation, and its successors and assigns (the "Company”), promises to pay to the order of Ty Miller, Levi Miller and Eric Jessen and their successors and permitted assigns ("Holder"), the principal sum of three million and no/100 Dollars ($3,000,000) (the "Principal"), payable without interest ("Convertible Note") until maturity, payable at the address designated in Section 14 or at such other place as Holder may from time to time designate in writing. Capitalized terms not herein defined shall have the meaning set forth in the Operations and Convertible Note Purchase Agreement (the “Purchase Agreement”) of even date herewith entered into by and between the Holder and the Company.

Section 1. Payment of Principal.  Subject to the provisions of Section 3, all outstanding Principal of this Convertible Note shall be due and payable in full on November 1, 2013 (the "Maturity Date").

Section 2. Conversion.  At any time on or after November 1, 2013 Holder may elect by notice to the Company to convert this Convertible Note into shares of Company common stock at the rate of 70% of the volume weighted average closing price of the Company’s common stock for the twenty trading days immediately preceeding the date of conversion, but not less than $.30 per share nor more than $200 per share.  Within three (3) trading days following the Conversion Date the Company shall deliver such Conversion Interests.

Section 3. Reservation of Securities. The securities into which this Convertible Note is convertible are now and shall be duly and validly reserved for issuance and upon issuance in accordance with this Convertible Note, shall be duly authorized and validly issued, fully paid and nonassessable, and shall be free of any liens, encumbrances or restrictions on transfer (other than those created by applicable state and/or federal securities laws).

Section 4. Default; Remedies.

(a)

The Company shall be in default under this Convertible Note upon the happening of any condition or event set forth below (each, an ''Event of Default"):

(i)

the Company's failure to make any payment of Principal or interest as and when due in accordance with the terms of this Convertible Note and such failure shall continue unremedied for a period of 15 days or more after written notice from Holder to the Company;

(ii)

the Company's dissolution, termination of existence, insolvency or business failure; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or

(iii)

the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company that results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

(b)

The entire unpaid Principal balance of this Convertible Note and all accrued interest on such unpaid Principal balance shall immediately be due and payable at the option of the Holder of this Convertible Note upon the occurrence and during the continuance of any one or more of the Events of Default.

Section 5. Cumulative Rights. No delay on the part of the Holder of this Convertible Note in the exercise of any power or right under this Convertible Note or under any other instrument executed pursuant to this Agreement shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Section 6. Waiver. The Company and all endorsers, sureties and guarantors of this Convertible Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit on this Convertible Note that may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the Holder of this Convertible Note.

Section 7. Attorneys' Fees and Costs. In the event that this Convertible Note is collected in whole or in part through suit, arbitration, mediation or other legal proceeding of any nature, then and in any such case there shall be added to the unpaid Principal amount of this Convertible Note all reasonable costs and expenses of collection, including, without limitation, reasonable attorney's fees.

Section 8. Governing Law. This Convertible Note shall be governed by and construed in accordance with the internal laws of the State of Wyoming, without giving effect to conflicts of law provision or rule (whether of the State of Wyoming or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Wyoming.

Section 9. Headings. The headings and captions used in this Convertible Note are used for convenience only and are not to be considered in construing or interpreting this Convertible Note, All references in this Convertible Note to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Convertible Note and exhibits and schedules attached to this Convertible Note, all of which exhibits and schedules are incorporated in this Convertible Note by this reference.

Section 10. Usury. All agreements between the Company and the Holder of this Convertible Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Convertible Note or otherwise, shall the amount paid, or agreed to be paid, to the holder of this Convertible Note for the use, forbearance or detention of the money to be loaned under this Agreement or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Convertible Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Convertible Note, at the time performance of such provision shall be due, shall involve transcending (the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder of this Convertible Note shall ever receive anything of value as interest or deemed interest by applicable law under this Convertible Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Convertible Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the Principal amount owing under this Convertible Note or on account of any other indebtedness of the Company to the Holder of this Convertible Note relating to this Convertible Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of Principal of this Convertible Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder of this Convertible Note, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder of this Convertible Note shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between the Company and the Holder of this Convertible Note.

Section 11. Successors and Assigns. This Convertible Note and all rights under this Convertible Note may not be transferred in whole or in part.

Section 12. Severability. If any provision of this Convertible Note are held to be unenforceable under applicable law, such provision shall be excluded from this Convertible Note and the balance of this Convertible Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 13. Notices. All notices, requests, consents and other communications under this Convertible Note shall be in writing and shall be delivered personally or by nationally recognized overnight delivery service or by first class certified or registered mail, return receipt requested, postage prepaid (or at such other address or addresses as may have been furnished by giving five days advance written notice to the other party), at the addresses set forth in the Purchase Agreement.  Notices provided in accordance with this Section shall be deemed delivered upon personal delivery (including confirmed facsimile) or three business days after deposit in the United States mail.

SIGNATURE

IN WITNESS WHEREOF, the undersigned has executed this Convertible Note on and as of the date first above written.

HIGH PLAINS GAS, INC.

By:

Name:  Brandon W. Hargett

Title:   Chief Executive Officer

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